Exhibit 99.1

Windstream announces Redemption of Debt

LITTLE ROCK, Ark., Apr. 24, 2015 — Windstream Holdings, Inc. (Nasdaq: WIN) announced today that its wholly owned-subsidiaries, Windstream Services, LLC (Windstream) and PAETEC Holding, LLC (PAETEC), are calling for redemption certain of their outstanding notes on May 27, 2015.

Windstream is calling all of the approximately $400 million outstanding aggregate principal amount of its 8.125% Senior Notes due 2018 (the “WIN Notes”) at a redemption price payable in cash that is equal to $1,040.63 per $1,000 principal amount of the WIN Notes, plus accrued and unpaid interest to, but excluding, the redemption date. A notice of redemption is being sent to all currently registered holders of the WIN Notes by U.S. Bank National Association, the trustee under the indenture governing the WIN Notes.

PAETEC is calling all of the approximately $450 million outstanding aggregate principal amount of its 9 7/8% Senior Notes due 2018 (the “PAETEC Notes”) at a redemption price payable in cash that is equal to $1,049.38 per $1,000 principal amount of the PAETEC Notes, plus accrued and unpaid interest to, but excluding, the redemption date. A notice of redemption is being sent to all currently registered holders of the PAETEC Notes by The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture governing the PAETEC Notes.

Beneficial holders with any questions about the redemptions should contact their respective brokerage firms or financial institutions that hold WIN Notes or PAETEC Notes on their behalf.

This press release is for informational purposes only and does not constitute a notice of redemption with respect to or an offer to purchase or sell (or a solicitation of an offer to purchase or sell) any securities.

About Windstream

Windstream, a FORTUNE 500 company, is a leading provider of advanced network communications and technology solutions, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. For more information, visit the company’s online newsroom at news.windstream.com or follow on Twitter at @WindstreamNews.

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Windstream Media Contact:

Michael Teague, 501-748-5876

michael.teague@windstream.com